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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

100 F STREET, N.E.
WASHINGTON, D.C. 20549-5720

DIVISION OF ENFORCEMENT

Yvonne Garcia
Staff Attorney

Direct Dial: (202) 551-4483
Facsimile: (202) 772-9240

December 18, 2013

By U.S. Mail and E-Mail

Mr. Jason Coombs
P.O. Box 636
Kurtistown, Hawaii 96760
jcoombs@risknerd.com

Re: In the Matter of Public Startup Company, Inc. and Related Entities SEC File No. HO-12305

Dear Mr. Coombs:

The staff of the United States Securities and Exchange Commission is conducting an investigation in the matter identified above. The enclosed subpoena has been issued to you as part of this investigation. The subpoena requires you to provide us with documents.

Please read the subpoena and this letter carefully. This letter answers some questions you may have about the subpoena. You should also read the enclosed SEC Form 1662. (I previously provided you with a copy of SEC Form 1662 on December 4, 2013.) You must compy with the subpoena. You may be subject to a fine and/or imprisonment if you do not.

Please preserve, until further written notice from the Commission staff, all documents and information in your possession, custody, or control that reflect, refer, relate, or pertain to the matters described in the Attachment.

Producing Documents

What materials do I have to produce?

The subpoena requires you to provide us the documents described in the attachment to the subpoena. You must provide these documents by January 10, 2014. The attachment to the subpoena defines some terms (such as "document") before listing what you must provide.

You should produce each and every document in your possession, custody, or control, including any documents that are not in your immediate possession but that you have the ability to obtain. All responsive documents shall be produced as they are kept in the usual course of business, and shall be organized and labeled to correspond with the numbered paragraphs in the subpoena attachment. In that regard, documents should be produced in a unitized manner, i.e., delineated with staples or paper clips to identify the document boundaries.

Documents responsive to this subpoena may be in electronic or paper form. Electronic documents such as email should be produced in accordance with the attached document entitled SEC Data Delivery Standards (the "Standards"). If you have any questions concerning the production of documents in an electronic format, please contact me as soon as possible, but in any event before producing documents. All electronic documents responsive to the document subpoena, including all metadata, must also be secured and retained in their native software format and stored in a safe place. The staff may later request or require that you produce the native format.

For documents in paper format, you may send the originals, or, if you prefer, you may send copies of the originals. The Commission cannot reimburse you for the copying costs. If you are sending copies, the staff requests that you scan (rather than photocopy) hard copy documents and produce them in an electronic format consistent with the Standards. Alternatively, you may send us photocopies of the documents in paper format. If you choose to send copies, you must secure and retain originals and store them in a safe place. The staff may later request or require that you produce the originals.

Whether you scan or photocopy documents, the copies must be identical to the originals, including even faint marks or print. Also, please note that if copies of a document differ in any way, they are considered separate documents and you must send each one. For example, if you have two copies of the same letter, but only one of them has handwritten notes on it, you must send both the clean copy and the one with notes.

In producing a scan or photocopy of an original document that contains post-it(s), notation flag(s), or other removable markings or attachments which may conceal all or a portion of the markings contained in the original document, photocopies of the original document both with and without the relevant post-it(s), notation flag(s), or removable markings or attachments should be produced.

If you do send us scanned or photocopied documents, please put an identifying notation on each page of each document to indicate that you produced it, and number the pages of all teh documents submitted. (For example, if Jane Doe sends documents to the staff, she may number the pages JD-1, JD-2, JD-3, etc., in a blank corner of the documents.) Please make sure the notation and number do not conceal any writing or marking on the document. If you send us originals, please do not add any identifying notations.

Do I need to send anything else?

You should enclose a list briefly describing each item you send, and where the original document or record was located, e.g., Jane Smith's files. The list should also state the numbered paragraph(s) in the subpoena attachment to which each item responds. A copy of the subpoena should be included with the documents that are produced.

Passwords for documents, files, compressed archives, and encrypted media should be provided separately either via email addressed to ENF-CPU@sec.gov, or ina separate cover letter mailed separately from the data.

Please include a cover l etter stating whether you believe you have met your obligations under the subpoena by searching carefully and thoroughly for everything called for by the subpoena, and sending it all to us.

Please also provide a narrative description describing what you did to identify and collect documents responsive to the subpoena. At a minimum, the narrative should describe:

* who searched for documents;

* who reviewed documents found to determine whether they were responsive;

* what sources were searched (e.g., computer files, CDs, DVDs, thumb drives, flash drives, online stoarge media, hard copy files, diaries, datebooks, planners, filing cabinets, home office, work office, voice mails, home email, webmail, work email, backup tapes or other media);

* what third parties, if any, were contacted to obtain responsive documents (e.g. phone companies for phone records, brokerage firms for brokerage records); and

* where the original electronic and hardcopy documents are maintained and by whom.

For any documents that qualify as records of regularly conducted activities under Federal Rule of Evidence 902(11), please complete a business records certification and return it with the document production. A model declaration is attached.

What if I do not send everything described in the attachment to the subpoena?

The subpoena requires you to send all the materials described in it. If, for any reason - including a claim of attorney-client privilege - you do not produce something called for by the subpoena, you should submit a list of what you are not producing. The list should describe each item separately, noting:

* its author(s);

* its date;

* its subject matter;

* the name of the person who has the item now, or the last person known to have it;

* the names of everyone who ever had the item or a copy of it, and the names of everyone who was told the item's contents;

* the reason you did not produce the item; and

* the specific request in the subpoena to which the document relates.

If you withhold anything on the basis of a claim of attorney-client privilege or attorney work product protection, you should identify the attorney and client involved.

If documents responsive to this subpoena no longer exist because they have been lost, discarded, or otherwise destroyed, you should identify such documents and give the date on which they were lost, discarded or destroyed.

Where should I send the materials?

Please send the materials to:

ENF-CP
U.S. Securities and Exchange Commission
100 F Street, N.E., Mailstop 5973
Washington, D.C. 20549-5973

For smaller electronic productions under 10MB in size, the materials may be emailed to the following email address: ENF-CPU@sec.gov.

We also ask that you send a copy of just the cover letter to your response to:

Yvonne Garcia
Attorney, Division of Enforcement
U.S. Securities and Exchange Commission
100 F Street, N.E., Mailstop 5720-B
Washington, D.C. 20549-5720

or electronically at garciay@sec.gov.

Other Important Information

May I have a lawyer help me respond to the subpoena?

Yes. You have the right to consult with and be represented by your own lawyer in this matter. We cannot give you legal advice.

What will the Commission do with the materials I send?

The enclosed SEC Form 1662 includes a List of Routine Uses of information provided to the Commission. This form has other important information for you. Please read it carefully.

Has the Commission determined that anyone has done anything wrong?

This investigation is a non-public, fact-finding inquiry. We are trying to determine whether there have been any violations of the federal securities laws. The investigation and the subpoena do not mean that we have concluded that you or anyone else has broken the law. Also, the investigation does not mean that we have a negative opinion of any person, entity or security.

Important Policy Concerning Settlements

Please note that, in any matter in which enforcement action is ultimately deemed to be warranetd, the Division of Enforcement will not recommend any settlement to the Commission unless the party wishing to settle certifies, under penalty of perjury, that all documents responsive to Commission subpoenas and formal and informal document requests in this matter have been produced.

I have read this letter, the subpoena, and the SEC Form 1662, but I still have questions. What shoud I do?

If you have any other questions, you may call me at (202) 551-4483. If you are represented by a lawyer, you should have your lawyer contact me.

Sincerely,

Yvonne Garcia
Attorney
Division of Enforcement

Enclosure: Subpoena and Attachment
SEC Form 1662 (08-13)
SEC Data Delivery Standards
Sample Business Records Certification

cc: Lisa Deitch